Exhibit 10.1
ASSET PURCHASE AGREEMENT
          This ASSET PURCHASE AGREEMENT, dated as of February 1, 2007, is entered into by and among Theatre Direct NY, Inc., a Delaware corporation (“Purchaser”), Showtix, LLC, a New York limited liability company (“Seller”), and each of the members of Seller (collectively, the “Members”). Terms used herein and not otherwise defined shall have the meanings set forth in Section 1.1 hereof.
W I T N E S S E T H:
          WHEREAS, Seller is a full-service, licensed theatre sales agency engaged in the business of selling theatre tickets for Broadway and Off/Broadway performances to groups (the “Business”);
          WHEREAS, Seller desires to sell, transfer and assign to Purchaser or its designated Affiliate or Affiliates, and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein; and
          WHEREAS, the Members own 100% of the outstanding membership interests in Seller;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions.
          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.
          “Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.
          “Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by Seller or the Subsidiaries in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.
          “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
          “Excluded Contracts” means each of the Contracts listed on Schedule 1.1(a) hereto.
          “Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Seller or in connection with the Business but who are no longer so employed or engaged on the date hereof.
          “Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller in the conduct of the Business, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.
          “GAAP” means generally accepted accounting principles in the United States as of the date hereof.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          “Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
          “Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business) (other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
          “Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (iv) trade secrets (“Trade Secrets”); (v) customer lists; (vi) all other intellectual property rights arising from or relating to Technology, and (vii) all Contracts granting any right relating to or under the foregoing.
          “Intellectual Property Licenses” means (i) any grant by the Seller to another Person of any right relating to or under the Purchased Intellectual Property and (ii) any grant by another Person to Seller of any right relating to or under any third Person’s Intellectual Property.

          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
          “Knowledge of Seller” means, as to a particular fact or matter, the knowledge of Patricia Daily acting in a reasonable manner and after reasonable inquiry in the course of performing her duties.
          “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Body.
          “Liability” means any debt, loss, damage, adverse claim, fines, penalities, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
          “Material Adverse Effect” means a material adverse effect on: (i) the historical or near-term or long-term projected business, assets, properties, results of operations or condition (financial or otherwise) of Seller or of the Business; (ii) the value of the Purchased Assets or a material increase in the amount of Assumed Liabilities; or (iii) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents.
          “Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller, through the date hereof consistent with past practice.
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
          “Permitted Exceptions” means: (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Seller Property so encumbered and that are not resulting from a breach, default or violation by Seller of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided, that such regulations have not been violated.
          “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Purchased Contracts” means each of the Contracts listed on Schedule 1.1(b) hereto.
          “Purchased Intellectual Property” means all Intellectual Property owned by Seller related to or used in connection with the Business.
          “Purchased Technology” means all Technology owned by Seller related to or used in connection with the Business.
          “SEC” means the United States Securities and Exchange Commission.
          “Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.
          “Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Seller or (ii) Seller is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.
          “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

          “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
          “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.
          “Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.
          “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.
     1.2 Other Definitional and Interpretive Matters.
          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
               (i) Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
               (ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
               (iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
               (iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

               (v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
               (vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
               (vii) Including. The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall, or shall cause its designated Affiliate or Affiliates to, purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser or its designated Affiliate or Affiliates, all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including each of the following assets:
          (a) all cash and cash equivalents in an amount equal to the value of the Assumed Liabilities;
          (b) all accounts receivable of Seller;
          (c) all inventory used or intended to be used primarily in connection with the Business;
          (d) all tangible personal property used or intended to be used primarily in connection with the Business, including Furniture and Equipment, other than such tangible personal property which is an Excluded Asset;

          (e) all deposits (including customer deposits and security for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of Seller;
          (f) all rights of Seller under each Owned Property and Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;
          (g) the Purchased Intellectual Property and the Purchased Technology;
          (h) all rights of Seller and the Subsidiaries under the Purchased Contracts including all claims or causes of action with respect to the Purchased Contracts;
          (i) all Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, but excluding personnel files for Employees of Seller who are not Transferred Employees; provided, that Seller may retain an archival copy of all Documents (including Purchased Contracts), but Seller and its Affiliates shall not use such archival copies for any purposes other than as an archive;
          (j) all assets of any trust attributable to Employees and Former Employees in connection with any Employee Benefit Plan;
          (k) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business; and
          (l) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property.
     2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:
          (a) all cash and cash equivalents in excess of the value of the Assumed Liabilities;
          (b) the Excluded Contracts;
          (c) any and all rights with respect to Seller’s investment in Spelling Bee LP;
          (d) all minute books, organizational documents, stock registers and such other books and records of Seller or any Subsidiary as pertain to ownership, organization or existence of Seller and each Subsidiary and duplicate copies of such records as are necessary to enable Seller and the Subsidiaries to file tax returns and reports;

          (e) all documents or records prepared in connection with the sale of the Business to Purchaser that do not otherwise have to do with the conduct of the Business in the ordinary course; and
          (f) income tax records relating to the Business.
     2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing Date (and shall be deemed to have been assumed as of the Closing without any further action being taken by Seller), and subsequently, in due course, will pay, honor and discharge all of the following liabilities of Seller and the Subsidiaries, whether actual or contingent (collectively, the “Assumed Liabilities”):
          (a) all Liabilities of Seller and the Subsidiaries under the Purchased Contracts that arise out of or relate to the period from and after the Closing Date; and
          (b) all Liabilities of Seller as of the Closing Date for the fulfillment of ticket orders in respect of which the Company has already received full payment.
          2.4 Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of Seller other than the Assumed Liabilities, including the following Liabilities:
          (a) all Liabilities in respect of any products sold and/or services performed by Seller on or before the Closing Date;
          (b) except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual on or before the Closing Date, (ii) workers’ compensation claims against Seller that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any Employee Benefit Plan;
          (c) all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of Seller accruing under such Contracts with respect to any period prior to Closing;
          (d) all Liabilities arising out of, under or in connection with any Indebtedness of Seller; and
          (e) all Liabilities for (i) Seller’s share of Transfer Taxes, (ii) Taxes of Seller, (iii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to Seller pursuant to Section 11.2, and (iv) payments under any Tax allocation, sharing or similar agreement (whether oral or written).

     2.5 Further Conveyances and Assumptions; Consent of Third Parties.
          (a) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.
          (b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent or waiver of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent or waiver shall have been obtained. Seller shall, and shall cause its Affiliates to, use its best efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents or waivers promptly. To the extent permitted by applicable Law, in the event consents to, or waivers of, the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Seller’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets.
     2.6 Purchase Price Allocation. The Total Consideration shall be allocated among the Purchased Assets as set forth on Schedule 2.6 hereof (the “Asset Acquisition Statement”). Purchaser and Seller agree to report the purchase of the Purchased Assets for Tax purposes in accordance with the allocations set forth on the Asset Acquisition Statement, except as may be otherwise required by changes in applicable Law (subject to purchase price adjustments, if any, mutually agreed upon in writing) and not to take any actions inconsistent with such allocations on any of their respective tax returns. Purchaser and Seller shall each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Code.
     2.7 Bulk-Sales Laws. Purchaser hereby waives compliance by Seller and the Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, however, that the Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (b) to indemnify, defend and hold harmless Purchaser from and against any and all such claims in the manner provided in Article XI and (c) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance. Any “bulk-transfer” Law that addresses Taxes shall be governed by Article XI and not by this Section 2.7.
     2.8 Right to Control Payment. Purchaser shall have the right, but not the obligation, to make any payment due from Seller with respect to any Excluded Liabilities which are not paid by Seller within ten Business Days following written request for payment from Purchaser; provided, however, that if Seller advises Purchaser in writing during such ten Business Day period that a good faith payment dispute exists or Seller has valid defenses to non-payment with respect to such Excluded Liability, then Purchaser shall not have the right to pay such Excluded Liability. Seller agrees to reimburse Purchaser promptly and in any event within five Business Days following written notice of such payment by Purchaser for the amount of any payment made by Purchaser pursuant to this Section 2.8.
     2.9 Proration of Certain Expenses. Subject to Section 11.2 with respect to Taxes, all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date. Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases after the Closing Date. Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to Seller for Seller’s share of such expenses and Seller shall pay the full amount of any invoices received by it and Purchaser shall reimburse Seller for Purchaser’s share of such expenses.
     2.10 Receivables. From and after the Closing Date, Seller shall provide reasonable assistance to Purchaser in the collection of accounts receivable. If Seller or any of the Subsidiaries shall receive payment after the Closing Date in respect of accounts receivable that are included in the Purchased Assets, then Seller shall promptly forward such payment to Purchaser.
ARTICLE III
CONSIDERATION
     3.1 Consideration. The aggregate consideration for the Purchased Assets (collectively, the “Total Consideration”) shall be (i) the assumption of the Assumed Liabilities, (ii) the contingent cash payments provided for in Section 3.2 hereof and (iii) the following payments to Seller (the “Purchase Price”):

          (a) Cash Payment. On the Closing Date, Purchaser shall deliver to the Seller, by official bank check or wire transfer of immediately available funds to an account specified by Seller in writing at least three Business Days prior to Closing, a cash amount equal to (i) the sum of Two Million Six Hundred Thousand US Dollars ($2,600,000.00) (the “Cash Value”) and (ii) the total amount of any Advance Ticket Purchases (as defined below) made by the Seller as of the Closing Date, at the Seller’s cost for such Advance Ticket Purchases as reflected in the Seller’s books and records. For the purposes hereof, “Advance Ticket Purchases” means any (A) ticket purchases made by the Seller that are represented as unsold inventory on the balance sheet of the Seller as of the Closing Date and (B) advances made by the Seller on behalf of clients for ticket purchases.
          (b) Advance Ticket Purchases. For the purposes of determining the total amount of Advance Ticket Purchases, Seller shall, at least five (5) days prior to the Closing Date, prepare and deliver to Purchaser an estimated balance sheet for the Business as of the Closing Date (the “Estimated Closing Date Balance Sheet”) and an estimated calculation of the Advance Ticket Purchases as of the Closing Date, each prepared in accordance with GAAP. Seller shall also provide Purchaser with copies of all work papers and other documents and data as was used to prepare the Estimated Closing Date Balance Sheet.
          (c) Closing Date Balance Sheet. As soon as practicable but not later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a final balance sheet for the Business as of the Closing Date (the “Closing Date Balance Sheet”) and a final calculation of the Advance Ticket Purchases as of the Closing Date, each prepared in accordance with GAAP. Purchaser shall also provide Seller with copies of all work papers and other documents and data as was used to prepare the Closing Date Balance Sheet. If the final amount of Advance Ticket Purchases calculated by Purchaser as of the Closing Date is less than the cash amount paid to Seller in accordance with Section 3.1(a)(ii) above, then the difference shall be paid by Seller to Purchaser in cash within ten (10) Business Days of Purchaser’s delivery of the Closing Date Balance Sheet to Seller; provided, however, if Seller notifies Purchaser of its disagreement with the Closing Date Balance Sheet in accordance with Section 3.1(c) below, then the difference, as may be adjusted by the Purchaser and Seller in the course of resolving such disagreement), shall be paid by Seller to Purchaser in cash within ten (10) Business Days of the final resolution of such disagreement.
          (d) Dispute Resolution. If Seller disagrees with the Closing Date Balance Sheet, Seller shall notify Purchaser in writing of such disagreement within ten (10) Business Days after receipt by Seller of a copy of the Closing Date Balance Sheet, which notice shall describe the nature of any such dispute in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. During such ten (10) Business Day period, Seller shall have reasonable access to any documents, schedules or work papers used in the preparation of the Closing Date Balance Sheet. Purchaser and Seller agree to negotiate in good faith to resolve any such disagreement. If Purchaser and Seller are unable to resolve all disagreements within fifteen (15) calendar days after delivery to Purchaser of written notice of such disagreements, then such disagreement may be submitted by either party for final and binding resolution to a nationally recognized accounting firm to resolve such disagreements (the “Accounting Arbitrator”). The Accounting Arbitrator will only consider those items of disagreement identified in Seller’s notice. The Accounting Arbitrator shall deliver to Purchaser and Seller, as promptly as practicable and in any event within thirty (30) calendar days after its appointment, a written report setting forth the resolution of any such disagreements. The Accounting Arbitrator shall select as a resolution the position of either Purchaser or Seller for each item of disagreement and may not impose an alternative resolution. The Accounting Arbitrator shall make its determination based solely on presentations and supporting materials provided by the parties and not pursuant to any independent review. The determination of the Accounting Arbitrator shall be final and binding upon Purchaser and Seller and unreviewable. The fees, expenses and costs of the Accounting Arbitrator shall be borne one hundred percent (100%) by the party whose aggregate position was furthest from the aggregate final determination of the Accounting Arbitrator. Other than such fees, expenses and costs of the Accounting Arbitrator, Purchaser and Seller shall each be responsible for their own costs and expenses incurred in connection with the resolution of any dispute concerning the Closing Date Balance Sheet.
     3.2 Earn-Out. As additional consideration for the sale and transfer of the Acquired Assets contemplated hereby, the Purchaser shall pay to the Seller the following contingent cash payments if and as earned in accordance with the terms set forth below:
          (a) 2007 Earn-Out. Seller shall be entitled to receive additional cash consideration equal to two and one-half percent (2.5%) of the Gross Profit (as defined in Section 3.2(f) below) of (i) the Group Sales and Broadway Classroom business units of the Purchaser and (ii) the business unit of the Purchaser comprising the Acquired Assets and Assumed Liabilities ((i) and (ii) collectively, the “Combined Entity”) for the year ended December 31, 2007 (the “2007 Earn-Out”); provided, that the 2007 Earn-Out shall be no greater than sixty thousand US Dollars ($60,000.00). The 2007 Earn-Out, if earned, shall be due and payable on March 31, 2008.
          (b) 2008 Earn-Out. Seller shall be entitled to receive additional cash consideration equal to two and one-half percent (2.5%) of the Gross Profit of the Combined Entity for the year ended December 31, 2008 (the “2008 Earn-Out”); provided, that the 2008 Earn-Out shall be no greater than sixty thousand US Dollars ($60,000.00). The 2008 Earn-Out, if earned, shall be due and payable on March 31, 2009.
          (c) 2009 Earn-Out. Seller shall be entitled to receive additional cash consideration equal to two and one-half percent (2.5%) of the Gross Profit of the Combined Entity for the year ended December 31, 2009 (the “2009 Earn-Out”); provided, that the 2009 Earn-Out shall be no greater than sixty thousand US Dollars ($60,000.00). The 2009 Earn-Out, if earned, shall be due and payable on March 31, 2010.
          (d) 2010 Earn-Out. Seller shall be entitled to receive additional cash consideration equal to three percent (3%) of the Gross Profit of the Combined Entity for the year ended December 31, 2010 (the “2010 Earn-Out”); provided, that the 2010 Earn-Out shall be no greater than ninety five thousand US Dollars ($95,000.00). The 2010 Earn-Out, if earned, shall be due and payable on March 31, 2011.

          (e) 2011 Earn-Out. Seller shall be entitled to receive additional cash consideration equal to three percent (3%) of the Gross Profit of the Combined Entity for the year ended December 31, 2011 (the “2011 Earn-Out”); provided, that the 2011 Earn-Out shall be no greater than ninety five thousand US Dollars ($95,000.00). The 2011 Earn-Out, if earned, shall be due and payable on March 31, 2012.
          (f) Gross Profit. For the purposes hereof, “Gross Profit” for any specified period means: (i) the total gross revenues of the Combined Entity derived from (A) ticket sales, (B) service charges, (C) sale of restaurant and tour packages, (D) insurance, (E) the Broadway Classroom business unit and (F) shipping less (ii) (A) the following costs of revenues of the Combined Entity: (1) ticket expense; (2) restaurant and tour package expense; (3) credit card fees; (4) commissions payable; (5) shipping and postage; (6) unsold inventory; and (7) expenses related to the Broadway Classroom business unit (excluding any teaching artist and rent expenses incurred in connection with the Broadway Classroom business unit) and (B) salaries, commissions, bonuses and other compensation (exclusive of employee benefits and payroll taxes) paid to designated employees of the Combined Entity (mutually agreed upon by the Purchaser and the Seller) whose jobs are related to the aforementioned activities, in each case for such specified period. Gross Profit for the Combined Entity shall be determined in good faith by the principal accounting officer of Hollywood Media Corp., a Florida corporation and the parent company of Purchaser (“HMC”) (which person currently is HMC’s Chief Accounting Officer), based upon (A) GAAP, (B) the Combined Entity’s financial statements prepared in accordance with GAAP consistent with past practice to the extent permissible and practicable (including as prepared in connection with the preparation and audit of HMC’s audited consolidated financial statements (“HMC Financial Statements”)) and (C) the HMC Financial Statements. Seller shall have the right to review any documents related to the calculation of the Combined Entity’s Gross Profit for a specified period and to receive a written explanation of how the Combined Entity’s Gross Profit was determined for any specified period.
ARTICLE IV
CLOSING
     4.1 Closing Date. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement at the offices of Purchaser located at 1650 Broadway, 9th Floor, New York, NY 10019 (the date hereof being referred to as the “Closing Date”), unless another time, date or place is agreed to in writing by the parties hereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller hereby represents and warrants to Purchaser that:
     5.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Seller is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Seller has delivered to Purchaser true, complete and correct copies of its organizational documents as in effect on the date hereof.
     5.2 Authorization of Agreement. Seller and each of the Members, respectively, has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller or the Members in connection with the transactions contemplated by this Agreement (the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and each of the Members which is a party thereto and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, or, as the case may be, the applicable Member enforceable against Seller or, as the case may be, each applicable Member.
     5.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Seller and the Members of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller and the Members with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller or the Members to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under any provision of: (i) the organizational documents of Seller; (ii) any material Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order applicable to Seller or any Member or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law.
          (b) Except as set forth on Schedule 5.3(a), no consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Body is required on the part of Seller or any Member in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller or any Member with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Seller or any Member of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Seller.
     5.4 Financial Statements.
          (a) Seller has delivered to Purchaser copies of (i) the unaudited balance sheets of Seller as at December 31, 2005, 2004 and 2003 and the related unaudited statements of income of Seller for the years then ended and (ii) the unaudited balance sheets of Seller as at September 30, 2006 and the related statements of income of Seller for the nine month period then ended (such unaudited statements are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements for normal recurring year-end adjustments that, individually or in the aggregate, would not be material or as otherwise set forth on Schedule 5.4(a) hereto) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the financial position, results of operations and cash flows of Seller as at the dates and for the periods indicated.
          For the purposes hereof, the unaudited balance sheet of Seller as at December 31, 2005 is referred to as the “Balance Sheet” and December 31, 2005 is referred to as the “Balance Sheet Date.”
          (b) Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
     5.5 No Undisclosed Liabilities. Seller does not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial to Seller.
     5.6 Title to Purchased Assets; Sufficiency. Seller owns and has good title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the Properties used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by Seller and the Subsidiaries.
     5.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date, (a) Seller has conducted the Business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:
               (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Business having a replacement cost of more than $10,000 for any single loss or $25,000 for all such losses;
               (ii) Seller has not increased the compensation payable or to become payable by the Seller to its directors, officers or Employees working in the Business or any adoption of or increase in any bonus, insurance, pension or other Employee Benefit Plan, payment or arrangement made to, for or with any such directors, officers or Employees or any Affiliate of the Seller, except for year-end increases and Christmas bonuses to employees in the Ordinary Course of Business;
               (iii) Seller has not entered into any material Contract not in the Ordinary Course of Business, including without limitation, any capital expenditure;
               (iv) there has been no change by Seller in accounting methods or principles or any write-down, write up or revaluation of any of the Purchased Assets except depreciation accounted for in the Ordinary Course of Business and write-downs of inventory which reflect the lower of cost or market and which are in the Ordinary Course of Business and in accordance with GAAP
               (v) Seller has not failed to promptly pay and discharge current liabilities or agreed with any party to extend the payment of any current liability;
               (vi) no Lien has been placed on any of the Purchased Assets other than Permitted Exceptions;
               (vii) there has been no sale, assignment, transfer, lease, license or otherwise placement of a Lien on any of the Seller’s tangible assets, except in the Ordinary Course of Business, or canceled any material debts or Claims;
               (viii) there has been no sale, assignment, transfer, lease, license or otherwise placement of a Lien on any of the Purchased Intellectual Property or other intangible assets, disclosure of any material confidential information to any Person or abandoned or permitted to lapse any of the Purchased Intellectual Property; or
               (ix) Seller has not agreed, whether orally or in writing, to do any of the foregoing.
     5.8 Taxes.
          (a) (i) All Tax Returns required to be filed by or on behalf of Seller and any Affiliated Group of which Seller is or was a member relating to the Business or the Purchased Assets have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (except for an assertion by the Taxing Authority of the State of New Jersey that Seller is required to file a 2005 income tax return which assertion Seller is contesting), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes relating to the Business or the Purchased Assets have been fully and timely paid or will be fully and timely paid when due, except as contested in good faith by appropriate proceedings.
          (b) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns relating to the Purchased Assets or the Business have been fully paid, or, if properly contested, will be fully paid when determined to be due, and there are no other audits or investigations by any Taxing Authority in progress, nor has Seller received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation relating to the Purchased Assets or the Business.
          (c) Schedule 5.8(c) lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Seller in connection with, or with respect to, the Purchased Assets or the Business and (ii) all of the jurisdictions that impose such Taxes or with respect to which Seller has a duty to file such Tax Returns. Seller has made available complete copies of material Tax Returns relating to the Purchased Assets or the Business relating to taxable periods that ended after December 31, 2002.
          (d) Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws, except for any amounts properly contested and except for an assertion by the Taxing Authority of the State of New Jersey that Seller is required to file a 2005 income tax return which assertion Seller is contesting.
          (e) No claim has been made by a Taxing Authority in a jurisdiction in which Seller does not currently file a Tax Return such that Seller is or may be subject to taxation by that jurisdiction.
          (f) No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to the Business or the Purchased Assets, has been executed or filed with any Taxing Authority by or on behalf of Seller. Seller has not requested any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets, which Tax Return has since not been filed, except that Seller is contesting a claim by the Taxing Authority of the State of New Jersey that Seller is required to file a 2005 income tax return.
          (g) No Purchased Asset is a contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any material amount that would not be deductible by Purchaser, Seller or any of their respective Affiliates by reason of section 280G of the Code or be subject to section 4999 of the Code.
          (h) There are no Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions.

          (i) Seller is not a “foreign person” within the meaning of section 1445 of the Code.
          (j) None of the Purchased Assets is an interest (other than indebtedness within the meaning of section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.
          (k) No issue has been raised by written inquiry of any Governmental Authority, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Purchased Assets or the Business in any taxable period (or portion thereof) ending after the Closing Date.
          (l) No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate or restrict Purchaser.
          (l) Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any of the Sellers, that would be binding on Purchaser for any taxable period (or portion thereof) ending after the Closing Date.
          (m) None of the Purchased Assets or any property used in the Business is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) described in section 168(g)(1)(A) of the Code with respect to which any Seller or any of its Affiliates has claimed depreciation deductions in determining its U.S. federal income tax liability, or (vi) subject to any provision of Law comparable to any of the provisions listed above.
     5.9 Real Property.
          (a) Seller has not owned, and does not currently own, any real property or interests in real property.
          (b) Schedule 5.9(b) sets forth the real property and interest in real property leased by Seller as lessee (the “Real Property Lease”), including a description of such Real Property Lease (including the name of the third party lessor and the date of the lease and all amendments thereto). The Real Property Lease constitutes all interests in real property currently used, occupied or currently held for use in connection with the Business of Seller and which are necessary for the continued operation of the Business of Seller as the Business is currently conducted. To the Knowledge of Seller, the real property that is the subject of the Real Property Lease (i) is in good operating condition without apparent (as opposed to latent) structural defects, and all mechanical and other systems located thereon are in reasonably good operating condition, and no condition exists requiring material repairs, alterations or corrections, and (ii) is suitable, sufficient and appropriate in all respects for its current and contemplated use. Seller has delivered to Purchaser a true, correct and complete copy of the Real Property Lease, together with all amendments, modifications or supplements, if any, thereto.
          (c) As the term of the Real Property Lease has expired, Seller is a month-to-month tenant under the Real Property Lease listed on Schedule 5.9(c), and has a valid, binding and enforceable tenancy pursuant to the terms of such Real Property Lease, free and clear of all Liens other than Permitted Exceptions, but subject to landlord’s rights under R. 31 of the Rider to the Real Property Lease and to landlord’s termination rights under applicable law; provided, however, that the building in which the leased premises are located is slated for demolition and redevelopment and, accordingly, Seller’s tenancy pursuant to the terms of such Real Property Lease is subject to termination by landlord. Seller is not in default under the Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under the Real Property Lease and, to the Knowledge of Seller, no other party is in default thereof, and no party to the Real Property Lease has exercised any termination rights with respect thereto.
     5.10 Tangible Personal Property.
          (a) Seller has good and marketable title to all of the items of tangible personal property used in the Business by Seller (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.
          (b) Schedule 5.10 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $12,000 relating to personal property used by Seller in the Business or to which Seller is a party or by which the properties or assets of Seller are bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Seller has delivered to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
          (c) Seller has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and Seller has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Personal Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

     5.11 Intellectual Property.
          (a) Schedule 5.11(a) sets forth an accurate and complete list of all unregistered Marks included in the Purchased Intellectual Property. The Purchased Intellectual Property does not include any Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Purchased Intellectual Property.
          (b) Except as disclosed in Schedule 5.11(b), Seller is the sole and exclusive owner of all right, title and interest in and to all of the Purchased Intellectual Property and each of the Copyrights in any works of authorship prepared by or for Seller that resulted from or arose out of any work performed by or on behalf of Seller or by any employee, officer, consultant or contractor of any of them. To the Knowledge of Seller, Seller is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other Purchased Intellectual Property as the same is used, sold and licensed in the Business as presently conducted and proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.11(d)).
          (c) The Purchased Intellectual Property, the offer for sale, sale or use of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of Seller do not infringe, constitute an unauthorized use of, misappropriation or violate any Copyright, Mark, Patent, Trade Secret or other similar right of any Person and, to the Knowledge of Seller, do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any other Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which Seller or any of its Employees or Former Employees is a party). The Purchased Intellectual Property and the Intellectual Property Licenses include all of the Intellectual Property necessary and sufficient to enable Seller to conduct the Business in the manner in which such Business is currently being conducted and proposed to be conducted.
          (d) Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.11(d), Seller is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Purchased Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.
          (e) Schedule 5.11(e) sets forth a complete and accurate list of all Contracts (i) to which Seller is a party (A) granting any Intellectual Property License, (B) containing a covenant not to compete or otherwise limiting its ability to (x) exploit fully any of the Purchased Intellectual Property or (y) conduct the Business in any market or geographical area or with any Person or (C) to which Seller is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property. Seller has delivered to Purchaser true, correct and complete copies of each Contract set forth on Schedule 5.11(e) together with all amendments, modifications or supplements thereto.

          (f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in default under any Intellectual Property License, nor, to the Knowledge of Seller, is any other party to an Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto. Seller has, and will transfer to Purchaser at the Closing, good and valid title to the Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.
          (g) No Trade Secret material to the Business as presently conducted and proposed to be conducted has been authorized to be disclosed or has been actually disclosed by Seller to any of their Former Employees, Employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Purchased Intellectual Property. Seller has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Purchased Intellectual Property and any other non-public, proprietary information included in the Purchased Technology, which measures are reasonable in the industry in which the Business operates. Each Employee of Seller has entered into a written non-disclosure and invention assignment agreement with them in a form reasonably acceptable to them and provided to Purchaser prior to the date hereof.
          (h) As of the date hereof, Seller is not the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against Seller or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property. Seller has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of Seller, there are no facts or circumstances that would form the basis for any such claim or challenge. The Purchased Intellectual Property, and all of Seller’s rights in and to the Purchased Intellectual Property, are valid and enforceable.
          (i) No Employee or Former Employee of Seller has any right, title or interest, directly or indirectly, in whole or in part, in any material Purchased Intellectual Property. To the Knowledge of Seller, no Employee or Former Employee of Seller engaged in the Business is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.
          (j) Schedule 5.11(j) sets forth a complete and accurate list of (i) all Software included in the Purchased Technology owned exclusively by Seller that is material to the operation of the Business and (ii) all other Software used in the Business that is not exclusively owned by Seller, excluding commercial-off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000.

     5.12 Material Contracts.
          (a) Schedule 5.12(a) sets forth, by reference to the applicable subsection of this Section 5.12(a), all of the following Contracts to which Seller is a party or by which any of its properties are bound (collectively, the “Material Contracts”):
               (i) Contracts with any current or former officer, director, member or Affiliate of Seller;
               (ii) Contracts for the sale of any of the assets of Seller other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;
               (iii) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;
               (iv) Contracts containing covenants of Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment, except for any such contracts that will not apply to the Purchaser, the Business or the Purchased Assets after the Closing;
               (v) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of Seller, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;
               (vi) purchase Contracts giving rise to Liabilities of Seller in excess of $25,000;
               (vii) all Contracts providing for payments by or to Seller in excess of $10,000 in any fiscal year or $25,000 in the aggregate during the term thereof;
               (viii) all Contracts obligating Seller to provide or obtain products of services for a period of one year or more or requiring Seller to purchase or sell a stated portion of its requirements or outputs;
               (ix) Contracts under which Seller has made advances or loans to any other Person;
               (x) Contracts providing for severance, retention, change in control or other similar payments;
               (xi) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

               (xii) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;
               (xiii) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by Seller; and
               (xiv) Contracts that are otherwise material to Seller.
          (b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller, to the Knowledge of Seller, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 5.12(b), continue in full force and effect without penalty or other adverse consequence. Seller is not in default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by Seller or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. Seller has, and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. Seller has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
     5.13 Employee Benefits.
          (a) Schedule 5.13(a) sets forth a complete and correct list of: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by Seller or to which Seller contributed or is obligated to contribute thereunder for current or former employees of the Seller or that cover Employees of Seller (the “Employee Benefit Plans”), and (ii) all “employee pension plans,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or section 412 of the Code, maintained by Seller and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with Seller under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which Seller and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”). Schedule 5.13(a) separately sets forth Employee Benefit Plan or ERISA Affiliate Plan which is a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plans”), or has been subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”).
          (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and ERISA Affiliate Plans (as applicable), have been delivered to Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements, if any, relating to the Employee Benefit Plans and ERISA Affiliate Plans.
          (c) Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under section 501 of the Code, and, except as disclosed on Schedule 5.13(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.
          (d) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to section 412 of the Code, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.
          (e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan, do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.
          (f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.
          (g) None of Seller, any ERISA Affiliate or any organization to which Seller or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.
          (h) None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary. Each of Seller and any ERISA Affiliate which maintains a “group health plan” within the meaning of section 5000(b)(1) of the Code has complied with the notice and continuation requirements of section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

          (i) There has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or ERISA Affiliate Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or ERISA Affiliate Plans.
          (j) There are no pending Legal Proceedings which have been asserted in writing or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or Seller, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.
          (k) Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Schedule 5.13(k).
          (l) Seller and any ERISA Affiliate which maintains a “benefits plan” within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.
          (m) Neither of Seller nor any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.
          (n) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee of Seller; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
          (o) Seller is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to materially modify any existing Employee Benefit Plan or Pension Plan.
          (p) Any individual who performs services for Seller (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by Seller is not an employee for such purposes.

     5.14 Labor.
          (a) Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of Seller.
          (b) No Employees of Seller are represented by any labor organization. To the Knowledge of Seller, no labor organization or group of Employees of Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or group of Employees.
          (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving Seller involving any Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee or Former Employee.
          (d) There are no complaints, charges or claims against Seller pending or, to Knowledge of Seller, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Seller of any individual. Seller is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.
     5.15 Litigation. Except as set forth in Schedule 5.15, there is no material Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or key Employees of Seller with respect to their business activities on behalf of Seller), or to which Seller is otherwise a party, before any Governmental Body; nor to the Knowledge of Seller is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 5.15, Seller is not subject to any Order, and Seller is not in breach or violation of any Order. Except as set forth on Schedule 5.15, Seller is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller or to which Seller is otherwise a party relating to this Agreement or any Seller Document or the transactions contemplated hereby or thereby.
     5.16 Compliance with Laws; Permits.
          (a) Seller is in compliance in all material respects with all Laws applicable to its operations or assets or the Business. Seller has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.
          (b) Schedule 5.16(b) contains a list of all Permits that are required for the operation of the Business as presently conducted and as presently intended to be conducted (“Seller Permits”), other than those the failure of which to possess is immaterial. Seller currently has all Permits that are required for the operation of the Business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial. Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, relating to the suspension, revocation or modification of any of the Seller Permits. None of the Seller Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.
     5.17 Insurance. Seller has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which Seller is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of Seller. Set forth in Schedule 5.17 is a list of all insurance policies and all fidelity bonds held by or applicable to Seller setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy.
     5.18 Related Party Transactions. No Employee, officer, director, member, partner or member of Seller, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to Seller nor does Seller owe any amount to, or has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with Seller (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Seller, (iv) has any claim or cause of action against Seller or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller.
     5.19 Full Disclosure. No representation or warranty of Seller contained in this Agreement or any of the Seller Documents and no written statement made by or on behalf of Seller to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Seller Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which Seller has not disclosed to Purchaser in writing which could reasonably be expected to have a Material Adverse Effect.

     5.20 Financial Advisors. Except as set forth on Schedule 5.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to Seller that:
     6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     6.3 Conflicts; Consents of Third Parties.
          (a) None of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser; (ii) any Contract, or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.
     6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit, delay or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
     6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
     6.6 Financial Ability. On the Closing Date, Purchaser will have the financial ability to consummate the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS
     7.1 Further Assurances. Each of Seller and Purchaser shall use its commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
     7.2 Non-Competition; Non-Solicitation; Confidentiality.
          (a) For a period from the date hereof until the fifth anniversary of the Closing Date, Seller and each of the Members shall not, and shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, which is principally engaged in the sale of theater tickets to groups for Broadway and Off/Broadway performances or that otherwise competes with the Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.2(a) shall not restrict the acquisition by Seller, any Member or their respective Affiliates, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.
          (b) For a period from the date hereof to the fifth anniversary of the Closing Date, Seller and each of the Members shall not, and shall cause their respective directors, officers, employees and Affiliates (as applicable) not to: (i) cause, solicit, induce or encourage any Employees of Seller to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.
          (c) From and after the date hereof, Seller and each of the Members shall not, and shall cause their respective Affiliates and their respective officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information (as defined below). Seller, the Members and their respective officers, directors and Affiliates (as applicable) shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable Law, the applicable party shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek, at its expense, an appropriate protective order. For purposes of this Section 7.2(c), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder.
          (d) The covenants and undertakings contained in this Section 7.2 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.2 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.2 will be inadequate. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.2 without the necessity of proving actual damages or posting any bond whatsover. The rights and remedies provided by this Section 7.2 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.2, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.
          (e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.2 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
     7.3 Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety-day period, to take possession of the records within 180 days after the date of such notice.
     7.4 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of the SEC or any stock exchange on which HMC lists securities, in which case Purchaser shall allow Seller reasonable time to comment on such disclosure and the parties shall use their good faith efforts to cause a mutually agreeable disclosure to be made.
     7.5 Use of Name. Seller hereby agrees that upon the Closing, Purchaser shall have the sole right to the use of the name “Showtix” or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, domain names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and Seller shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof.
     7.6 Agent of Record Status. Seller and the Members agree that, for the period from and after the Closing Date through the sooner to occur of the fifth anniversary of the Closing Date or the termination for any reason whatsoever of the employment agreement with Ms. Daily attached hereto as Exhibit A, in all cases where the Seller or one of the Members has the authority to choose a “group sales agent of record,” either through a majority interest in the production or by contract with other producers, the distinction will be awarded to Purchaser.
ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS
     8.1 Employment.
          (a) Transferred Employees. Beginning on the Closing Date, Purchaser shall employ (on an “at will” basis) each of the Employees listed on Schedule 8.1(a), in each case at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date. Such individuals who accept such employment with Purchaser are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, on and after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).
          (b) Excluded Employees. Any Employee who does not accept such employment with Purchaser and commence work with Purchaser immediately after the Closing, in each case pursuant to Section 8.1(a), is hereinafter referred to as an “Excluded Employee.”
     8.2 Standard Procedure. Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees for periods prior to the Closing Date, and (iii) Purchaser will file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller or the Subsidiaries.
     8.3 Employee Benefits.
          (a) Benefits. As soon as reasonably practicable following the Closing, Purchaser shall provide the Transferred Employees with benefits under Purchaser’s existing employee benefit plans (“Purchaser Plans”) provided to similarly situated employees of Purchaser. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Purchaser with respect to the Transferred Employees for any specified period after the Closing Date.
          (b) Accrued Vacation. Seller shall pay Transferred Employees their accrued and unused vacation, for all accrued and unused vacation through the Closing Date on the Closing Date.
          (c) COBRA. Seller shall be exclusively responsible for complying with COBRA with respect to its employees (including the Transferred Employees) and their qualified beneficiaries by reason of any such employees’ termination of employment with Seller, and Purchaser shall not have any obligation or liability to provide rights under COBRA on account of any such termination of employment.
ARTICLE IX
CLOSING DELIVERIES
     9.1 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:
          (a) the Purchased Assets in the manner set forth in Section 2.1 above;
          (b) a certificate dated as of the Closing Date and signed by each of Ms. Pat Daily, the Chief Executive Officer of Seller, and Mr. Tom Viertel, a member of Seller, in form and substance reasonably satisfactory to Purchaser, certifying as to the following matters:

     (i) the representations and warranties of Seller set forth in this Agreement qualified as to materiality are true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
     (ii) Seller has performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date; and
     (iii) there has not occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date.
          (c) the employment agreement in substantially the form of Exhibit A attached hereto duly executed by Ms. Pat Daily providing for the continued employment of Ms. Daily with the Business and containing certain noncompetition provisions which shall inure to the benefit of, be enforceable by and be binding upon the parties hereto and their respective successors and assigns;
          (d) a bill of sale substantially in the form of Exhibit B hereto duly executed on behalf of Seller;
          (e) an assignment and assumption agreement substantially in the form of Exhibit C hereto duly executed on behalf of Seller and general assignments of all Purchased Intellectual Property;
          (f) all instruments and documents necessary to release any and all Liens on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements); and
          (g) copies of all consents, waivers and approvals referred to in Section 5.3(b) above.
     9.2 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:
          (a) the Total Consideration in the manner set forth in Section 3.1 above;
          (b) the employment agreement in substantially the form of Exhibit A attached hereto duly executed by Purchaser providing for the continued employment of Ms. Daily with the Business; and
          (c) an assignment and assumption agreement in the form attached hereto as Exhibit C hereto duly executed on behalf of Purchaser.

ARTICLE X
INDEMNIFICATION
     10.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive the Closing through and including the eighteen months following the Closing Date; provided, however, that the representations and warranties (a) of Seller set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6 (title to purchased assets; sufficiency) and 5.26 (financial advisors) shall survive the Closing indefinitely, (b) of Seller set forth in Sections 5.8 (taxes), and 5.13 (employee benefits) shall survive the Closing until ninety days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (c) of Purchaser set forth in Sections 6.1 (organization), 6.2 (authorization of agreement) and 6.5 (financial advisors) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a)(i) and 10.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.3(a) before the termination of the applicable Survival Period.
     10.2 Indemnification.
          (a) Subject to Sections 10.1, 10.4 and 10.5 hereof, Seller and the Members hereby agree to jointly and severally indemnify and hold Purchaser, its Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):
               (i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Seller in this Agreement or in any Seller Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;
               (ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller or any Member under this Agreement or in any Seller Document;
               (iii) attributable to any Transferred Employee resulting from or based upon (A) any employment-related liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date, (B) any liability relating to, arising under or in connection with any Benefit Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Date and (C) any liability under WARN; and
               (iv) arising out of, based upon or relating to any Excluded Asset or any Excluded Liability or Excluded Employee.
          (b) Subject to Section 10.1 and 10.4, Purchaser hereby agrees to indemnify and hold Seller, the Members, their respective Affiliates and their respective equityholders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:
               (i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at the date hereof and as of the Closing Date;
               (ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and
               (iii) arising out of, based upon or relating to any Assumed Liability.
          (c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.
     10.3 Indemnification Procedures.
          (a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article X.
          (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.4) (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 10.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided, that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.
          (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five Business Days after the date of such notice.
     10.4 Limitations on Indemnification for Breaches of Representations and Warranties.
          (a) An indemnifying party shall not have any liability under Section 10.2(a)(i) or Section 10.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $100,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses; provided, that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6 (title to purchased assets; sufficiency), 5.8 (taxes), 5.13 (employee benefits), and 5.26 (financial advisors) and Sections 6.1 (organization), 6.2 (authorization of agreement) and 6.5 (financial advisors) of this Agreement.
          (b) Absent fraud, none of Seller, the Members or Purchaser shall be required to indemnify any Person under Section 10.2(a)(i) or 10.2(b)(i) for an aggregate amount of Losses exceeding the Purchase Price (the “Cap”) in connection with Losses related to the failure to be true and correct of any of the representations or warranties of Seller or Purchaser, respectively; provided, that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations or warranties contained in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6 (title to purchased assets; sufficiency), 5.8 (taxes), 5.13 (employee benefits), and 5.26 (financial advisors) and 6.1 (organization), 6.2 (authorization of agreement) and 6.5 (financial advisors) of this Agreement.
          (c) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall apply.
ARTICLE XI
TAXES
     11.1 Transfer Taxes. All sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne equally by Purchaser and Seller, regardless of the Person liable for such Transfer Taxes under applicable Law. Purchaser and Seller shall cooperate in preparing, executing and filing any and all necessary documents (including any Tax Returns) relating to the Transfer Taxes.
     11.2 Prorations. Seller shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of the Closing Date. Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date. Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date. With respect to Taxes described in this Section 11.2, Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.
     11.3 Cooperation on Tax Matters. Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.
ARTICLE XII
MISCELLANEOUS
     12.1 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     12.2 Specific Performance. The parties hereto acknowledge and agree that the breach of this Agreement by a party could cause irreparable damage to the non-breaching party and that the non-breaching party may not have an adequate remedy at law. Therefore, the obligations of either party under this Agreement, including Seller’s obligation to sell the Purchased Assets to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
     12.3 Arbitration.
          (a) Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort of statute) shall be resolved by a binding arbitration, to be held in New York, New York pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall select three arbitrators. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the tribunal of three arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration. Once such tribunal is constituted and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within sixty days of submission of the dispute to arbitration. The arbitrators shall render their final award within sixty days, subject to extension by the arbitrators upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. The arbitrators, in their discretion, may award specific performance or injunctive relief (but not punitive damages) to either party. Any action against any party hereto ancillary to arbitration pursuant to Section 11.4(a) (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the Borough of Manhattan of the City, County and State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the Borough of Manhattan of the City, County and State of New York over any such action.
          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6.
     12.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

     12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.
     12.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:	Showtix, LLC
729 Seventh Avenue, 12th Floor
New York, NY 10019
Attention: Tom Viertel
Facsimile: (212) 302-8094

With a copy to:	Patricia Crown, Esq.
c/o Coblence & Associates
200 Park Avenue South, Suite 910
New York, NY 10003-1509
Attention: Patricia Crown, Esq.
Facsimile: (212) 358-9058

If to Purchaser, to:	Theatre Direct NY, Inc.
1650 Broadway, Suite 910
New York, NY 10019
Attention: Matthew Kupchin, President
Facsimile: (212) 541-4892

With a copy to:	Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, FL 33431
Attention: Legal Department
Facsimile: (561) 998-2974
     12.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     12.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser or any Person to which Purchaser or any of its respective Affiliates proposes to sell all or substantially all of the assets relating to the Business, conditional upon any assignee agreeing in writing to be bound by all of the provisions of this Agreement as if the assignee had originally executed this Agreement in place of Purchaser. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.
     12.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Purchaser under this Agreement, the Purchaser Documents or the Seller Documents or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Signatures to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

THEATRE DIRECT NY, INC.
By:	/s/ Matt Kupchin
Name:	Matt Kupchin
Title:	President

SHOWTIX, LLC
By:	/s/ Patricia Daily
Name:	Patricia Daily
Title:	Managing Member

THE MEMBERS : SCORPIO ENTERTAINMENT, INC.
By:	/s/ Thomas Viertel
Name:	Thomas Viertel
Title:	Chairman

/s/ Marc Routh
Marc Routh

/s/ Richard Frankel
Richard Frankel

/s/ Patricia Daily
Patricia Daily